Exhibit 10.5

AMENDMENT TO REAL ESTATE LOAN AGREEMENT

(CHS Properties)

THIS AMENDMENT TO REAL ESTATE LOAN AGREEMENT is dated this 1st day of May, 2017 (this “Amendment”), by and among certain Affiliates of MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“MPT”) as further described on the signature pages hereto (collectively, jointly and severally, “Lender”), and certain Affiliates of STEWARD HEALTH CARE SYSTEM LLC, a Delaware limited liability company, “Steward Health”) as further described on the signature pages hereto (collectively, jointly and severally, “Borrower”).

WITNESSETH:

WHEREAS, Lender and Borrower are parties to that certain Real Estate Loan Agreement, dated as of October 3, 2016 (as the same has been or hereafter may be modified, amended or restated from time to time, the “Loan Agreement”), pursuant to which Lender has made a term loan to Borrower, on a joint and several basis, in the original principal amount of Six Hundred Million and No/100 Dollars ($600,000,000);

WHEREAS, certain Affiliates of MPT and Steward Health are parties to that certain Master Lease Agreement, dated as of October 3, 2016, as amended by that certain Joinder and Amendment to Master Lease, dated as of the date hereof (as the same may be or has been amended, modified and restated from time to time, the “Master Lease”);

WHEREAS, Steward Health and CHS/Community Health Systems, Inc., a Delaware corporation, (“CHS Seller”), are parties to that certain Asset Purchase Agreement, dated as of February 16, 2017 (the “Underlying Acquisition Agreement”);

WHEREAS, pursuant to the Underlying Acquisition Agreement, Steward Health has agreed to cause certain of its designated Affiliates, Steward Medical Group, Inc., a Massachusetts corporation, Steward Hillside Rehabilitation Hospital, Inc., Steward Trumbull Memorial Hospital, Inc., Steward Northside Medical Center, Inc., Steward Easton Hospital, Inc., Steward Sharon Regional Health System, Inc., Steward Sebastian River Medical Center, Inc., Steward Rockledge Hospital, Inc., and Steward Melbourne Hospital, Inc., each a Delaware corporation, SHC Youngstown Ohio PSC LLC, Brevard SHC Holdings LLC, and Steward Florida ASC LLC, each a Delaware limited liability company (collectively, the “New Lessees”), to purchase from CHS Seller and certain of its Affiliates (collectively, the “CHS Seller Entities”) certain assets, including certain parcels of real property located in the States of Ohio, Pennsylvania and Florida, as more particularly described in the Master Lease (the “CHS Property”);

WHEREAS, Steward and MPT of Easton-Steward, LLC, MPT of Hillside-Steward, LLC, MPT of Melbourne-Steward, LLC, MPT of Rockledge-Steward, LLC, MPT of Sebastian-Steward, LLC, MPT of Sharon-Steward, LLC, MPT of Warren-Steward, LLC and MPT of Youngstown-Steward, LLC, each a Delaware limited liability company (collectively, the “New Lessors”), are parties to that certain CHS Master Agreement, dated as of February 16, 2017 (the “CHS Master Agreement”), pursuant to which New Lessors agreed to acquire the CHS Property directly from CHS Seller Entities, which transaction has been consummated as of the date hereof;

WHEREAS, contemporaneously herewith, certain Affiliates of MPT and certain Affiliates of Steward Health have entered into an amendment to the Master Lease to provide, among other things, (a) that the CHS Property is subject to the Master Lease, (b) that New Lessors and New Lessees are joined as lessor and lessee thereunder, respectively, (c) that New Lessors are leasing the CHS Property to the New Lessees in accordance therewith, and (d) for certain other amendments and modifications as provided therein;

WHEREAS, Borrower has derived, and will continue to derive, direct and indirect benefits (financial and otherwise) in the form of economies of scale, access to capital and other important strategic operational benefits and from the fundings and transactions described above; and

WHEREAS, Lender and Borrower desire to amend and modify the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of mutual covenants, conditions and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

1.    Capitalized Terms. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed thereto in the Loan Agreement.

2.    Amendments. Notwithstanding any provisions of the Loan Agreement to the contrary, effective immediately, the parties hereby amend the Loan Agreement as follows:

(a)    New Defined Terms. Article I is amended to add the following as a new defined terms and definitions under the Loan Agreement:

CHS Master Agreement: That certain CHS Master Agreement, dated February 16, 2017, among Steward Health and certain of the MPT Lessors.

Loan Guaranty: That certain Guaranty, dated as of May 1, 2017 executed and delivered by the Master Lessee Affiliates in favor of the Lender, as the same may be modified, amended, restated and/or supplemented from time to time.

(b)    Restated Defined Terms. Article I is amended to restate in its entirety each of the following defined terms and definitions:

Master Lessee Affiliates: Collectively, Steward St. Elizabeth’s Medical Center of Boston, Inc., Steward Holy Family Hospital, Inc., Steward Good Samaritan Medical Center, Inc., Steward St. Anne’s Hospital Corporation, and Morton Hospital, A Steward Family Hospital, Inc., Steward Hillside Rehabilitation Hospital, Inc., Steward Trumbull Memorial Hospital, Inc., Steward Northside Medical Center, Inc., Steward Easton Hospital, Inc., Steward Sharon Regional Health System, Inc., Steward Sebastian River Medical Center, Inc., Steward Rockledge Hospital, Inc., and Steward Melbourne Hospital, Inc., each a Delaware corporation, Steward Medical Group, Inc., a Massachusetts corporation, SHC Youngstown Ohio PSC LLC, Brevard SHC Holdings LLC, and Steward Florida ASC LLC, each a Delaware limited liability company.

MPT Lessors: Collectively, jointly and severally, MPT of Methuen-Steward, LLC (in such capacity), MPT of Brighton-Steward, LLC, MPT of Fall River-Steward, LLC, MPT of Brockton-Steward, LLC and MPT of Taunton-Steward, LLC, MPT of Easton-Steward, LLC, MPT of Hillside-Steward, LLC, MPT of Melbourne-Steward, LLC, MPT of Rockledge-Steward, LLC, MPT of Sebastian-Steward, LLC, MPT of Sharon-Steward, LLC, MPT of Warren-Steward, LLC and MPT of Youngstown-Steward, LLC, each a Delaware limited liability company.

Obligation Documents: Individually and collectively, the Loan Documents, the Master Lease, the Real Estate Contract, the LLC Agreement (solely with respect to MPT Required Provisions), the Strategic Agreement, the Guaranty, the Loan Guaranty, the Pledge Agreement, the Security Agreement, the Environmental Indemnification Agreement, the Non-Competition Agreement, the CHS Master Agreement and all other leases, promissory notes, and agreements entered into between Lender or any Affiliate of Lender, on the one hand, and any Facility Borrower, Guarantor or any of their respective Affiliates, on the other hand, relating to the transactions contemplated under this Agreement and the Master Lease, as any of the same may be modified, amended or restated from time to time; provided, however, that the Equity Purchase Agreement shall be excluded from the Obligation Documents for purposes of this Agreement.

3.    Temporary Adjustment to Financial Covenants for New Lessees. For purposes of testing compliance with the financial covenants described in Sections 14.1(k) and (l) of the Loan Agreement and notwithstanding anything therein to the contrary, Lender and Borrower agree as follows:

(a)    For a period of twelve (12) months immediately following the date of this Amendment (“Suspended Period”), the New Lessees shall not be subject to or included in the calculation of the financial covenants described in Sections 14.1(k) and (l) of the Loan Agreement.

(b)    For a period of twelve (12) months immediately following the Suspended Period (the “Ramp-Up Period”), in lieu of including the trailing twelve (12) months’ earnings as part of the calculation of EBITDAR of the New Lessees, the portion of the earnings and payment obligations of Steward Health and its Subsidiaries related to the New Lessees, as part of the calculation of EBITDAR, shall only be based on the New Lessees’ earnings and payment obligations from and after the expiration of the Suspended Period.

4.    Representations and Warranties. Each of the parties to this Amendment hereby represent and warrant to the other parties to this Amendment that (a) the execution and delivery of this Amendment and the obligations created hereby have been duly authorized by all necessary proceedings on its part, (b) it has full legal right, power and authority to enter into this Amendment and to incur the obligations provided for herein, (c) this Amendment constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, and similar laws affecting the enforcement of creditor’s rights or contractual obligations generally and, as to enforcement, to general principles of equity, regardless of whether applied in a proceeding at law or in equity; and (d) no approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of any other person is required in connection with its execution and delivery of this Amendment or its consummation and performance of the transactions contemplated hereby.

5.    Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6.    Ratification. Except as expressly amended hereby, the parties hereby confirm and ratify the Loan Agreement in all respects.

7.    Necessary Action. Each party shall perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Amendment.

8.    Joint Drafting. The parties hereto and their respective counsel have participated in the drafting and redrafting of this Amendment and the general rules of construction which would construe any provisions of this Amendment in favor of or to the advantage of one party as opposed to the other as a result of one party drafting this Amendment as opposed to the other or in resolving any conflict or ambiguity in favor of one party as opposed to the other on the basis of which party drafted this Amendment are hereby expressly waived by all parties to this Amendment.

9.    Governing Law. This Amendment shall be governed by and construed in accordance with the terms set forth in Section 21.10 of the Loan Agreement.

10.    Interpretation; Severability. This Amendment, including the exhibits attached hereto, and other written agreements executed and delivered in connection herewith by the parties, shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment, unless the severance of such provision would be in opposition to the parties’ intent with respect to such provision.

11.    Entire Agreement; Modification. This Agreement, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. No waiver of any provision hereunder or any breach or default hereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. Neither this Agreement, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by Lender and Borrower.

12.    Counterparts. This Amendment may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

[Intentionally left blank.]

[Signatures appear on the following pages.]

IN WITNESS WHEREOF, the parties hereto have executed or caused their duly authorized representatives to execute this Amendment as of the date first above written.

LENDER:

MPT OF DORCHESTER-STEWARD, LLC
MPT OF METHUEN-STEWARD, LLC
MPT OF NORWOOD-STEWARD, LLC
MPT OF AYER-STEWARD, LLC

By:	MPT Operating Partnership, L.P
Its:	Sole Member of each above-referenced entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President and CFO

[Signature page 1 of 2 to Amendment to Loan Agreement (CHS)]

BORROWER:

STEWARD HOLY FAMILY HOSPITAL, INC.,
STEWARD CARNEY HOSPITAL, INC.,
STEWARD NORWOOD HOSPITAL, INC.
NASHOBA VALLEY MEDICAL CENTER, A
STEWARD FAMILY HOSPITAL, INC.,

By:	/s/ Joseph C. Maher, Jr.
Name:	Joseph C. Maher, Jr.
Title:	Secretary

[Signature page 2 of 2 to Amendment to Loan Agreement (CHS)]